================================= Definitions ==================================

Age means the ages of the insureds as of the nearest birthday measured from a policy anniversary.

Amount at risk is the sum insured less the policy value.

Company means Allmerica Financial Life Insurance and Annuity Company.

Date of issue is stated on page 3.

Policy months, years and anniversaries are measured from this date.

Debt means all unpaid policy loans plus interest due or accrued on such loans.

Evidence of insurability is information, including medical information, satisfactory to the Company that is used to determine an insured's class of risk.

Insureds means the First Insured and the Second Insured, as named on page 3.

Final premium payment date is the policy anniversary nearest the younger insured's 95th birthday. No premiums may be paid after this date. The death proceeds after the final premium payment date will be the policy value less debt.

Monthly payment date is the date on which the insurance charge and administrative charge are deducted from the policy value. This date is shown on page 3.

Net premium means the premium less tax expense charge and the premium expense charge shown on page 4.

Owner, you, or your means the owner or owners as shown in the application or the latest change filed with the Company.

Policy change means any change in the face amount, the addition or deletion of a rider, or a change in the sum insured option.

Policy value is the sum of the General Account policy value and the Variable Account policy value.

Principal Office means the Company's office located at 440 Lincoln Street, Worcester, Massachusetts 01653 (1-800-533-7881).

Second to die means the last of the insureds to die.

Written request is a request in writing satisfactory to the Company and filed at its Principal Office.


Form 1026-94                          9

============================== General Provisions ==============================

Entire Contract--This policy is a contract between the owner and the Company. This policy, with a copy of the application, and endorsements, if any, attached to it, is the entire contract. The entire contract also includes a copy of any application for an increase in the face amount and supplemental pages issued as provided in the Benefit Change Provision.

All statements in the application are considered representations and not warranties. The Company will not use any statement to contest this policy or defend a claim unless the statement is in an application. Agents are not permitted to change this contract or extend the time for paying premiums. Only the President, a Vice President or the Secretary of the Company may modify the provisions of this policy, and then only in writing.

Any statement made for the purpose of changing the premium class of this policy to non-smoker may be used to contest this policy. A copy of such non-smoking statement will be issued with supplemental schedule pages when the change is approved by the Company.

Incontestability--Except for failure to pay premiums, this policy cannot be contested after the expiration of the following time periods:

o the initial sum insured cannot be contested after the policy has been in force during the lifetime of both insureds for two years from the date of issue; and

o an increase in the face amount as a result of a request by the owner which includes evidence of insurability cannot be contested after the increased amount has been in force during the lifetime of both insureds for two years from its effective date; and

o a change in the premium class from smoker to non-smoker as a result of a request by the owner and insureds cannot be contested after the change has been in effect during the lifetime of both insureds for two years from its effective date.

Non-Participating--This policy is non-participating.

Adjustment of Cost Factors--Monthly insurance charges and interest rates used to calculate the policy value are set by the Company, subject to the guarantees set forth in this policy. Any changes in these factors will be by class of risk and will be based on changes in future expectations for such elements as: investment earnings, mortality, persistency and expenses.

Suicide Exclusion--The risk of suicide of either insured, while sane or insane, within two years of the date of issue of this policy is not assumed. Instead of the death benefit, the owner will receive the sum of the premiums paid, less the sum of any outstanding debt and partial withdrawal amounts, and the policy will cease and become void.

The risk of suicide of either insured, while sane or insane, within two years of the effective date of any increase in the face amount as a result of a request by the owner which includes evidence of insurability also is not assumed to the extent of such increase. Instead of the death benefit, the owner will receive the administrative charge and insurance charges paid for such increase.

Notice of First to Die--Upon the death of the insured who dies first, the owner agrees to mail to the Principal Office, within 90 days of such death, or as soon thereafter as is reasonably possible, due proof of such death.

Misstatement of Age--If the age of either or both insureds has been misstated, and the death proceeds become payable prior to the final premium payment date, such proceeds will be adjusted. The adjusted death proceeds will be equal to the policy value plus the benefit which the insurance charges for the amount at risk on the monthly payment date immediately prior to the date of death of the second to die would have purchased at the correct age. In no event will the sum insured be reduced to less than the guideline minimum sum insured.

Ownership of Assets--The Company shall have exclusive and absolute ownership and control of its assets, including assets of the Variable Account.

Annual Report--An annual report will be mailed to you at your last known address. This report will show the following information as of the policy anniversary:

o     the sum insured;

o the policy value in the General Account and in each sub-account of the Variable Account;

o     the surrender value;

o     premiums paid and monthly deductions made during the policy year;

o     partial withdrawals and policy loans, including accrued interest;

o     increases and decreases in the face amount;

o     changes in the guideline premiums; and

o     any information required by law.


Form 1026-94                           10

General Provisions (Continued from page 10)

Protection of Proceeds--To the extent allowed by law, the proceeds of this policy and any payments made under it will be exempt from attachment by the claims of creditors of the payee.

No beneficiary may assign, transfer, anticipate or encumber the proceeds or payments unless you give them this right.

============================ Owner and Beneficiary =============================

Owner--The first insured is the owner of this policy unless another is named as owner in the application. The owner may change the ownership of this policy without the consent of any beneficiary. The consent of the insureds is required whenever the face amount of insurance is increased. You may exercise all other rights and options granted by this policy, subject to the consent of any irrevocable beneficiary. The consent of any revocable beneficiary is not required.

Assignment--This policy may be assigned by written request. An absolute assignment will transfer ownership of the policy from you to the assignee. The policy also may be collaterally assigned as security. The limitations on your ownership rights while a collateral assignment is in force are set forth in the assignment. An assignment will take effect only when recorded at the Principal Office. When recorded, the assignment will take effect as of the date the written request was signed. Any rights created by the assignment will be subject to any payments made or actions taken by the Company before the change is recorded.

The Company will not be responsible for the validity of any assignment or the extent of any assignee's interest. If you assign this policy as collateral, any excess of the amount due the assignee will accrue to those otherwise entitled to it.

Beneficiary--The beneficiary is named by you to receive the death proceeds. The interest of the beneficiary will be subject to any assignment. You may declare your choice of any beneficiary to be revocable or irrevocable. A revocable beneficiary may be changed by you at a later time. An irrevocable beneficiary must consent in writing to any change. Unless otherwise indicated, the beneficiary will be revocable.

A change of beneficiary may be made by written request while either of the insureds is living. The change will take effect as of the date the request is signed even if neither insured is living on the day the request is received. Any rights created by the change will be subject to any payments made or actions taken by the Company before the written request is received.

The interest of a beneficiary who dies before the second to die will pass to the surviving beneficiaries in proportion to their share in the proceeds unless otherwise provided. If all beneficiaries die before the second to die, the death proceeds will pass to the owner.


Form 1026-94                           11

=================================== Premiums ===================================

Premiums--Premiums are payable to the Company. Premiums may be paid at any time prior to the final premium payment date or the date the paid-up insurance option is elected. Premiums may be paid to the Principal Office or to an agent of the Company. On written request a premium receipt signed by a Company officer will be given after payment.

This policy will not be in force until the first premium is paid. No premium payment may be less than $100 without the Company's consent. The amount of premium which must be paid to keep the policy in force is described in the Grace Period and Policy Lapse provision.

Incentive Funding Discount--The Company will lower the insurance charges by 5% if you qualify for the incentive funding discount. To qualify, your total premiums paid less any withdrawals, withdrawal charges, debt and transfers from other policies issued by the Company must exceed 90% of the guideline level premiums accumulated from the date of issue to the date of determination. This discount does not apply to paid-up insurance.

The Company will determine on the date of issue whether the policy qualifies for the incentive funding discount. If the policy qualifies, the insurance charges will be reduced until the next policy anniversary. The policy will be reevaluated at the end of each policy year to determine if it qualifies for the incentive funding discount for the next policy year.

Maximum Premium--The Company may limit the maximum premium received in any policy year to an amount not less than the guideline level premium. In addition, the sum of the premiums paid, less any partial withdrawals, may not exceed the greater of:

o     the guideline single premium; or

o     the sum of the guideline level premiums to the date of payment.

The amounts of the guideline premiums are shown on page 4. The guideline premiums will change whenever there is a policy change. The new guideline premiums will be shown in the new specification pages. These premium limitations do not apply to the extent necessary to prevent lapse of the policy during the policy year.

The guideline premiums are determined according to the rules set forth in the federal tax law. The guideline premiums will be adjusted to conform to any changes in the federal tax law.

In the event the maximum premium limit applies, the Company will return the excess premium payment.

Net Premium and Allocation of Net Premiums--The net premium is equal to the premium less the tax expense charge and premium expense charge which are shown on page 4. The tax expense charge includes all applicable state and local premium taxes and the federal deferred acquisition charge. The Company reserves the right to change the tax expense charge to reflect changes in the Company's tax expenses.

You may allocate the net premiums to one or more of the sub-accounts of the Variable Account, to the General Account, or to any combination of these accounts. You may not allocate net premiums to more than seven sub-accounts of the Variable Account at any one time without the consent of the Company. The minimum percentage that you may allocate to any one of these accounts is 1% of the net premium paid. All percentage allocations must be in whole numbers. The total allocation to all selected accounts must equal 100%.

The sub-accounts that you chose for your initial allocations are shown on the applications for this policy, a copy of which is attached to this policy. You may change the allocation of future net premiums at any time on written request.

Insurance Charge--Beginning on the date of issue and monthly thereafter prior to the final premium payment date, an insurance charge will be deducted from the policy value. You may specify from which sub-account of the Variable Account this charge will be deducted if the paid-up insurance option has not been elected. If you do not, the Company will allocate the charge among the General Account and the sub-accounts of the Variable Account in the same proportion that the policy value in the General Account, less debt, and the policy value in each sub-account bear to the total policy value, less debt. To the extent this charge is allocated to the General Account, it will be deducted on a last-in, first-out basis. If the sub-account you specify does not have funds sufficient to cover the charge, the Company will deduct the charge as if no specification were made. All charges are deducted from the General Account when the policy is paid-up.

The charge equals the sum of the insurance charges applicable to the following:

o     the initial face amount; plus

o     each increase in the face amount; plus

o     any rider benefits.


Form 1026-94                         12                   (Continued on page 13)

Premiums (Continued from page 12)

The insurance charge will be determined each month by the Company. Any change in the insurance charge will be uniform by premium class. The monthly insurance charge will be adjusted for any decreases in the face amount according to the Benefit Change Provision.

The monthly insurance charge for the initial face amount will not exceed (1) multiplied by (2) where:

      (1) is the cost of insurance rate shown in the Insurance Charge Table for the policy year; and

      (2) is the initial face amount divided by 1,000. For the purpose of this calculation, the initial face amount will be reduced by the policy value minus charges for rider benefits at the beginning of the month if Sum Insured Option 1 is in effect to the extent such policy value does not exceed the initial face amount; however, if the policy value exceeds the initial face amount while Sum Insured Option 1 is in effect, the excess policy value will be applied to reduce any increases in the face amount in the order in which the increases were issued.

The monthly insurance charge for each increase in the face amount issued at the owner's request will not exceed (1) multiplied by (2) where:

      (1) is the cost of insurance rate shown in the Supplemental Insurance Charge Table for the policy year; and

      (2) is the amount of the increase in the face amount divided by 1,000. For the purpose of this calculation, the increase in the face amount will be reduced by the excess policy value minus charges for rider benefits (as described in the monthly insurance charge for the initial face amount, above) at the beginning of the month if Sum Insured Option 1 is in effect.

If the sum insured is the guideline minimum sum insured as defined on page 16, the monthly insurance charge for that portion of the sum insured which exceeds the face amount will not exceed (1) multiplied by the quotient of (2) divided by 1,000 where:

      (1)   is the cost of insurance rate applicable to the initial face amount;
            and

      (2)   is the sum insured less:

            (a) the greater of the face amount or the policy value if Sum Insured Option 1 is in effect; or

            (b) the face amount plus the policy value if Sum Insured Option 2 is in effect.

The maximum rates shown in the Supplemental Insurance Charge Table will be the same as the rates shown on page 5 if each insured's premium class remains the same.

Cost of Insurance Rate--The cost of insurance is based on each of the insureds' ages and premium classes. The guaranteed rates are based on the 1980 CSO Mortality Table D (or appropriate increases in such tables for rated risks); however if either insured is over age 17, the guaranteed rates are based on the smoker or non-smoker versions of Table D. The non-guaranteed monthly cost of insurance rate will be reviewed by the Company when rates for new flexible premium variable life insurance policies change. Rates will be reviewed not more than once each year nor less than once in a five-year period. The cost will not exceed the guaranteed amounts shown in the Insurance Charge Table and any supplements to it.

Grace Period and Policy Lapse--Beginning on the date of issue of this policy and the effective date of any increase in the face amount, and continuing for the next 47 monthly payment dates on which monthly deductions are made, the grace period will begin if both of the following conditions are met:

o the surrender value is less than the amount needed to pay the next monthly insurance charge, the monthly administrative charge, and any loan interest accrued; and

o the sum of the premiums paid less any debt, partial withdrawals and withdrawal charges since the later of:

            the date of issue of this policy;

            the effective date of any increase in the face amount; or

            the date of a policy change which causes a change in the minimum monthly factor;

      is less than the minimum monthly factor multiplied by the number of months which have elapsed since that date.

After 48 monthly deductions have been made since the date of issue of this policy and the effective date of any increase, the grace period will begin if the surrender value is less than the amount needed to pay the next monthly deduction plus any loan interest accrued.

The minimum monthly factor as of the date of issue is shown on page 5. The factor will change if there is a policy change. The new factor will be shown in the new specification pages.


Form 1026-94                           13                 (Continued on page 14)

Premiums (Continued from page 13)

The first day of the grace period is called the date of default. The Company will send a notice to your last known address, or to the person named by you to receive this notice, not later than the date of default. The notice will state the due date and the amount of premium payable to keep the policy in force. The grace period continues for 62 days. The policy is in force during the grace period. A lapse occurs if the amount shown in the notice remains unpaid at the end of the grace period. The policy terminates on the date of lapse. The death benefit payable during the grace period will be reduced by any overdue charges.

Reinstatement--Except as otherwise provided in the Reinstatement of Paid-Up Insurance provisions below, this policy may be reinstated before the death of the second to die if this policy has lapsed or foreclosed and has not been surrendered. You may not reinstate if one of the insureds dies after the date of lapse or foreclosure. You may not reinstate more than three years after the date of default or foreclosure. The policy will be reinstated effective on the monthly payment date following the date you provide the Company with the following:

o     a written application for reinstatement;

o evidence of insurability showing the insureds are insurable according to the Company's underwriting rules; and

o     payment of the reinstatement premium.

If fewer than 48 monthly deductions have been made since the date of issue of the policy and an increase in the face amount, the reinstatement premium is the lesser of the amount shown in A or B:

Under A, the minimum amount payable is the minimum monthly factor for the three-month period beginning on the date of reinstatement.

Under B, the minimum amount payable is the sum of:

o the amount by which the surrender charge, as of the date of reinstatement, exceeds the policy value on the date of default; plus

o     three monthly administrative fees; and

o insurance charges for the three-month period beginning on the date of reinstatement.

If 48 monthly deductions have been made since the date of issue of this policy and the effective date of any increase in the face amount, the reinstatement premium is the amount shown in B above.

You may not repay or reinstate any debt outstanding on the date of default or foreclosure.

The premium paid on reinstatement will be allocated to the General Account and the sub-accounts of the Variable Account in accordance with your most recent premium allocation notice.

The policy value on the date of reinstatement is:

o the net premium paid to reinstate the policy increased by interest from the date the payment was received at the Principal Office; plus

o an amount equal to the policy value less debt on the date of default to the extent it does not exceed the surrender charge on the date of reinstatement; minus

o     the monthly deduction due on the date of reinstatement.

The surrender charge on the date of reinstatement is the surrender charge which would have been in effect had the policy remained in force from the date of issue. The policy value less debt on the date of default will be restored to the policy to the extent it does not exceed the surrender charge on the date of reinstatement. Any policy value less debt as of the date of default which exceeds the surrender charge on the date of reinstatement will be forfeited to the Company.

Reinstatement of Paid-Up Insurance--If this policy is in force as paid-up insurance and later terminates for failure to pay policy loan interest, the paid-up insurance may be reinstated during the insureds' lifetimes, but not more than five years after the date of foreclosure, by providing the Company with the following:

o evidence of insurability showing the insureds are insurable according to the Company's underwriting rules; and

o payment or reinstatement of the debt outstanding on the date of default. Interest is payable on this debt from the date of termination to the date of reinstatement at the interest rate of 8% per annum.

Paid-up insurance may be reinstated only if both insureds are alive on the date of reinstatement. The date of reinstatement is the later of the date the Company approves the reinstatement application or the date the payment required to reinstate this policy is received by the Company. The sum insured of the reinstated paid-up insurance will be the same as the sum insured on the date of termination.


Form 1026-94                           14

=========================== Paid-Up Insurance Option ===========================

Benefit--This is second-to-die insurance for the lifetime of the insureds with no further premiums due. The amount of paid-up second-to-die insurance is the amount that the surrender value can purchase for a net single premium at the insureds' ages and classes of risk on the date this option is elected. The amount of paid-up insurance may not exceed the sum insured in effect on the date this option is elected. In the event that the surrender value exceeds the net single premium for the sum insured on the date this option is elected, the excess will be paid to you.

Basis of Values--The net single premium is based on the 1980 CSO Mortality Table D, Smoker or Non-Smoker (or appropriate increases in such tables for non-standard risks). Interest will not be less than 4 1/2%. See page 8 for the table showing the guaranteed net single premiums per $1,000 of insurance.

Exercise of Option--This option may be elected by you on written request. Policy value in the Variable Account shall be transferred to the General Account on the date your written request to exercise this option is received in the Principal Office. The Company shall issue supplemental specification pages and endorse the policy as "paid up" effective as of the monthly payment date following receipt of the written request. The supplemental specification pages will show:

o     the effective date;

o     the sum insured;

o     guaranteed cash values; and

o     riders.

If both insureds die prior to the effective date, the Company will pay the death proceeds in effect under this policy on the date of death of the second to die.

Effect on the Policy--After the policy is endorsed as paid-up, no further premiums may be paid. The sum insured option will be changed to Option 1. You may not change the sum insured option to Option 2. You may not increase or decrease the face amount. You may not make partial withdrawals or transfer funds to the Variable Account; however, you may make policy loans or surrender the policy for its net cash value. Riders will continue only with the consent of the Company.

The guaranteed cash value of the paid-up insurance equals the net single premium for the paid-up insurance at the insureds' attained ages, or the survivor's attained age if one insured has died. The net single premium is determined on the same basis as is used for the purchase price of the paid-up insurance. The net cash value is the cash value less any debt. The loan value of paid-up insurance is the amount that, with interest at 8% per annum, equals the cash value of the paid-up policy as of the next policy anniversary.


Form 1026-94                           15

=================================== Benefit ====================================

Death Proceeds--Except as otherwise provided in the paid-up insurance option, the amount payable on the death of the second to die prior to the final premium payment date will be the sum insured under either Option 1 or Option 2. Options 1 and 2 are described later. Any debt, rider charges, administrative charges and insurance charges due and unpaid through the policy month in which the second death occurs will be deducted from the death proceeds. Partial withdrawals and withdrawal charges also will be deducted from the death proceeds. The amount payable on the death of the second to die after the final premium payment date will be the policy value less debt.

Interest will be paid on lump sum death proceeds at a rate not less than 3 1/2% per year or the minimum rate set by law, if greater. Interest will be paid from the date of death to the payment date except, when Sum Insured Option 2 is elected, interest will be calculated on the policy value portion of the death proceeds from the date the Company receives due proof of death to the payment date.

Guideline Minimum Sum Insured--This policy must provide a minimum amount at risk to qualify as "life insurance" under the federal tax law. It does so by providing a minimum sum insured which is obtained by multiplying the policy value by the percentage shown in the Minimum Sum Insured Table for the younger insured's attained age. The guideline minimum sum insured varies by age.

---------------------------------------------------
           Minimum Sum Insured Table
---------------------------------------------------
  Age     Percentage        Age      Percentage
---------------------------------------------------
 thru 60     300%            80         167%
   61        293%            81         163%
   62        286%            82         159%
   63        279%            83         155%
   64        272%            84         151%
   65        265%            85         147%
   66        258%            86         143%
   67        251%            87         139%
   68        244%            88         135%
   69        237%            89         130%
   70        230%            90         125%
   71        223%            91         120%
   72        217%            92         115%
   73        211%            93         110%
   74        205%            94         105%
   75        198%        95 and up      100%
   76        192%
   77        186%
   78        180%
   79        173%

The guideline minimum sum insured is determined according to the rules set forth in the federal tax law. The guideline minimum sum insured will be adjusted to conform to any changes in the law.

Sum Insured Options--There are two options in this policy. The option is elected in the application. The options are:

Option 1--The sum insured is the greater of:

o     the face amount; or

o     the guideline minimum sum insured.

Option 2--The sum insured is the greater of:

o the face amount plus the policy value on the date due proof of death is received by the Company increased by any monthly deductions made by the Company after the date of death; or

o     the guideline minimum sum insured.

Option 2 is not available under the paid-up insurance option; otherwise, the option may be changed on written request. The effective date of the change is the monthly payment date following the date the request is received at the Principal Office. If the change is from Option 1 to Option 2, the face amount under Option 2 will be equal to the sum insured less the policy value under Option 1 on the effective date of the change. If the change is from Option 2 to Option 1, the face amount will be equal to the sum insured under Option 2 on the effective date of the change. The sum insured option may not be changed more than once in any policy year. You may not change the option if it reduces the face amount to less than $100,000.

Change Provision--You may change the face amount of insurance according to the Increase and Decrease provisions if such request is made:

o     during the lifetime of both insureds;

o     on written request while this policy is in force; and

o     the paid-up insurance option has not been elected.

No change in the face amount may be made which disqualifies the policy as "life insurance" under the federal tax law.


Form 1026-94                           16                 (Continued on page 17)

Benefit (Continued from page 16)

Increase--All of the following must occur before the effective date of any increase in the face amount:

o     evidence of insurability must be provided to the Company;

o each of the insureds must be under the Company's maximum issue age for new insurance and be insurable according to its underwriting rules; and

o payment to the Company of a $50 transaction charge plus two times the new minimum monthly factor if the surrender value is less than this sum.

The Company will deduct the $50 transaction charge from the surrender value on the effective date of the increase.

The effective date of the increased face amount will be the first monthly payment date on or following the date all the conditions are met. New specification pages, including a Supplemental Insurance Charge Table, will be issued. These pages will include the following information for the additional face amount of insurance:

o     the effective date of the increase;

o     the amount of the increase; and

o     the premium class.

These pages also will show the new minimum monthly factor, the new guideline premiums and surrender charges applicable to the entire policy. No increase shall be less than the Company's minimum limit in effect on the date of the request.

You may return the new specification pages by mailing or delivering them to the Principal Office or to an agent of the Company within ten days after receiving them, 45 days after you complete the Part 1 of the application for the increase, or ten days after the Company mails you the Notice of Withdrawal Right. If the specification pages are returned, the increase will be considered void from the beginning, and the Company will refund the charges deducted from the policy value which would not have been deducted but for the increase. The refunded amount will be added to your policy value unless you otherwise request. The Company also will waive any surrender charge for the increase.

Decrease--A request to decrease the face amount will be effective on the monthly payment date following the date of the written request. Existing insurance will be decreased or eliminated in the following order:

o     first, the most recent increase;

o     second, the next most recent increases successively; and

o     last, the initial face amount.

A surrender charge will be deducted from the policy value on the date of the decrease. Such charge will be:

o the surrender charge for any increased amount which is eliminated in the order set forth above; plus

o a pro rata share of the surrender charge for a partial reduction in an increase or in the initial face amount.

You may specify from which sub-account this charge will be deducted. If you do not, the Company will allocate the charge among the General Account and the sub-accounts of the Variable Account in the same proportion that the policy value in the General Account, less debt, and the policy value in each sub-account bear to the total policy value, less debt.

New specification pages will be issued. These pages will include the following information:

o     the effective date of the decrease;

o     the amount of the decrease and the benefit remaining in force;

o     the revised minimum monthly factor, if any;

o     the revised surrender charge as of the effective date of the decrease; and

o     the new guideline premiums.

The face amount of this policy may not be reduced to less than the Company's minimum issue limits for this type of policy.

The Company reserves the right to change the minimum limit on the amount of any decrease.


Form 1026-94                           17

================================= Policy Value =================================

Monthly Deduction--The monthly deduction is:

o     the monthly insurance charge; plus

o     a $6 monthly administrative charge.

Monthly deductions are made on the date of issue and on each monthly payment date.

You may specify from which sub-account of the Variable Account this deduction will be taken. If you do not, the Company will allocate the charge among the General Account and the sub-accounts of the Variable Account in the same proportion that the policy value in the General Account, less debt, and the policy value in each sub-account bear to the total policy value, less debt.

General Account--The General Account consists of all assets owned by the Company other than those in the Variable Account and other separate accounts. Subject to applicable law, the Company has sole discretion over the investment of the assets in the General Account. The allocation or transfer of funds to the General Account does not entitle the owner to share in the investment experience of the General Account. The guaranteed minimum interest rate used to calculate the policy value in the General Account is 4% annually. The actual interest rate will be determined by the Company at least annually; however, the interest rate applicable to that portion of the policy value equal to existing debt will be not less than 6% annually.

The interest rate in effect on the date a premium is received at the Principal Office is guaranteed for one year unless the policy value associated with the premium becomes subject to a policy loan. The interest rate on policy value transferred from a sub-account of the Variable Account to the General Account is not guaranteed. Policy value which is within the first-year guarantee period will be used for payment of fees, charges, loans and partial withdrawals on a last-in, first-out basis.

Basis of Value of General Account--Minimum surrender value in the General Account is based on the 1980 CSO Mortality Table D (or appropriate increases in such tables for rated risks) with interest at 4% per year, compounded annually; however, if an insured is over age 17, the minimum surrender value in the General Account is based on the smoker or non-smoker versions of such table. Policy values are based on interest rates set by the Company. A detailed statement of the way this value is determined has been filed with the State Insurance Department. All value is not less than the minimums required by the law in the state in which this policy is delivered.

General Account Policy Value--If premium is paid with the application or at any time prior to the delivery of the policy, the net premium will be placed in the General Account on the date it is received at the Principal Office. Policy value in the General Account will be allocated to the sub-accounts of the Variable Account in accordance with your premium allocation no later than the expiration of the period during which you may exercise your right to examine this policy.

The policy value in the General Account on each monthly payment date is:

o the policy value in the General Account on the preceding monthly payment date increased by one month's interest; plus

o net premiums received since the last monthly payment date which are allocated to the General Account increased by interest from the date the payment is received by the Company; plus

o Variable Account policy value transferred to the General Account from any sub-account of the Variable Account since the preceding monthly payment date increased by interest from the date the policy value is transferred; less

o policy value transferred from the General Account to a sub-account of the Variable Account since the preceding monthly payment date and interest on said transfers from the date of transfer to the monthly payment date; less

o partial withdrawals from the General Account, partial withdrawal charges and partial withdrawal transaction charges since the last monthly payment date and interest on such withdrawals and charges from the date of withdrawal to the monthly payment date; less


Form 1026-94                           18                 (Continued on page 19)

Policy Value (Continued from page 18)

o any transaction charges for any increases in face amount since the last monthly payment date and interest on such charges to the monthly payment date; less

o any surrender charges incurred since the last monthly payment date and interest on such charges to the monthly payment date; and less

o the portion of the monthly deduction allocated to the policy value in the General Account.

In no event will the General Account policy value be less than the guaranteed cash value shown in the Paid-Up Insurance Table after the paid-up option has been elected.

During any policy month the policy value will be calculated on a consistent basis.

Variable Account--The policy value may vary if funded through investments in the sub-accounts of the Variable Account. The Variable Account is separate from the Company's General Account. That portion of the assets of the Variable Account equal to the reserves and other liabilities of the policies which are supported by the Variable Account will not be charged with liabilities that arise from any other business the Company conducts.

The Company established the Variable Account to support variable life insurance contracts. The Variable Account is registered with the Securities and Exchange Commission (SEC) as a unit investment trust under the Investment Company Act of 1940. It also is governed by the laws of the State of Delaware.

The Variable Account has several sub-accounts. The Company reserves the right, subject to compliance with applicable law, to change the names of the Variable Account or its sub-accounts. The sub-accounts in which you initially chose to invest are shown in your application for this policy, a copy of which is attached to this policy.

Each sub-account invests its assets in a separate registered investment company or a separate series of a registered investment company ("Fund").

Income and realized and unrealized gains or losses from the assets of each sub-account of the Variable Account are credited to or charged against that sub-account without regard to income, gains, or losses in the other sub-accounts of the Variable Account, the General Account or any other separate accounts.

Variable Account Policy Value--On each valuation date the Company will value the assets of each sub-account of the Variable Account in which there has been activity. The policy value in a sub-account of the Variable Account at any time is equal to the number of units this policy then has in that sub-account multiplied by the sub-account's unit value.

The value of a unit for any sub-account of the Variable Account for any valuation period is determined by multiplying that sub-account's unit value for the immediately preceding valuation period by the net investment factor for the valuation period for which the unit value is being calculated.

Net Investment Factor--The net investment factor measures the investment performance of a sub-account of the Variable Account during the valuation period just ended. The net investment factor for each sub-account is equal to 1.0000 plus the number arrived at by dividing (a) by (b) and subtracting (c) and (d) from the result, where:

      (a) is the investment income of that sub-account for the valuation period, plus capital gains, realized or unrealized, credited during the valuation period; minus capital losses, realized or unrealized, charged during the valuation period; adjusted for provisions made for taxes, if any;

      (b) is the value of that sub-account's assets at the beginning of the valuation period; and

      (c) is a charge for mortality and expense risks in the valuation period equal to .90%, on an annual basis, of the sub-account's assets. This charge may be increased or decreased by the Company, but may not exceed 1.275%; and

      (d) is an administrative charge equal to .25% on an annual basis, of the sub-accounts' assets. This charge is applicable only during the first fifteen policy years.

The net investment factor may be greater or less than one; therefore, the unit value may increase or decrease. You bear the investment risk. Subject to any required regulatory approvals, the Company reserves the right to change the method for determining the net investment factor.

Valuation Dates and Periods--A valuation date is each day that the New York Stock Exchange is open for business and any other day in which there is a sufficient degree of trading in the Variable Account's portfolio securities to materially affect the value of the Variable Account. A valuation period is the period between valuation dates.


Form 1026-94                           19                 (Continued on page 20)

Policy Value (Continued from page 19)

Addition, Deletion, or Substitution of Investments--The investment policy of the Variable Account shall not be changed without the approval of the Insurance Commissioner of Delaware. The approval process is on file with the Commissioner of the state in which this policy is issued.

The Company reserves the right, subject to compliance with applicable law, to make additions to, deletions from, or substitutions for the shares of a Fund that are held by the Variable Account or that the Variable Account may purchase. The Company reserves the right to eliminate the shares of any Fund if the shares of a Fund are no longer available for investment or if, in the Company's judgment, further investment in any eligible Fund should become inappropriate in view of the purposes of the Variable Account.

The Company will not substitute any shares attributable to your interest in a sub-account of the Variable Account without notice to you and any prior approval of the SEC required by the Investment Company Act of 1940. This shall not prevent the Variable Account from purchasing other securities for other series or classes of policies, or from permitting a conversion between series or classes of policies or contracts on the basis of requests made by owners.

The Company reserves the right to establish additional sub-accounts of the Variable Account, and to make such sub-accounts available to any class or series of policies as the Company deems appropriate. Each new sub-account would invest in a new investment company or in shares of another open-end investment company. Subject to obtaining any required approvals or any consents required by applicable law, the Company also reserves the right to eliminate or combine existing sub-accounts of the Variable Account and to transfer the assets of one or more sub-accounts to any other sub-accounts.

In the event of any substitution or change, the Company may, by appropriate endorsement, make such changes in this and other policies as may be necessary or appropriate to reflect the substitution or change. If the Company considers it to be in the best interests of policyholders, the Variable Account may be operated as a management company under the Investment Company Act of 1940, or it may be deregistered under that Act in the event registration is no longer required, or it may be combined with other separate accounts.

Federal Tax Considerations--The Company intends to make a charge for any effect which the income, assets or existence of the Variable Account may have upon its tax. The Variable Account presently is not subject to tax, but the Company reserves the right to assess a charge for taxes if the Variable Account at any time becomes subject to tax.


Form 1026-94                           20

=================== Surrender and Partial Withdrawal of Value ==================

Surrender--Upon written request while either insured is living you may surrender this policy for its surrender value as of the date your request is received in the Principal Office. This policy will terminate on that date. You may elect to receive the surrender value paid in a lump sum or under a settlement option.

Surrender Value--Except as otherwise provided in the paid-up insurance option, the surrender value is the policy value less the sum of any debt and the applicable surrender charge.

Surrender Charge--There is a separate surrender charge for the initial face amount and each increase in the face amount. Surrender charges begin on the date of issue of the policy and on the effective date of each increase in the face amount.

The maximum surrender charge for the initial face amount is shown on page 4. The changes in the surrender charge when the face amount is increased or decreased are shown in the new specification pages.

Partial Withdrawals--You may withdraw a portion of the surrender value on written request if this policy is in force other than as paid-up insurance. Partial withdrawals may not be made during the first policy year. The amount of a partial withdrawal shall not be less than $500. A partial withdrawal transaction charge of 2% of the amount withdrawn, not to exceed $25, will be deducted from the policy value with each partial withdrawal. A withdrawal charge also may be deducted from the policy value.

A portion of the partial withdrawal will not be subject to the withdrawal charge. This amount is (a) less (b) where:

      (a) is 10% of the policy value on the date the written request is received at the Principal Office; and

      (b) is the sum of the withdrawals (or portions thereof) made in the same policy year which were not subject to the withdrawal charge.

A charge will be made on the balance of the withdrawal (called "excess withdrawal"). The charge is obtained by multiplying the excess withdrawal by 5%; however, in no event will the withdrawal charge exceed the surrender charge in effect on the date of the withdrawal.

The policy's surrender charge will be reduced by the withdrawal charge, if any. There will be no withdrawal charge if there is no surrender charge applicable to the policy on the date of the withdrawal. The partial withdrawal charge made will decrease existing surrender charges in the following order:

o     first, the most recent increase's surrender charge;

o     second, the next most recent increases' surrender charges successively;
      and

o     last, the initial face amount's surrender charge.

Under Sum Insured Option 1, the face amount and policy value will be reduced by the amount of the partial withdrawal, and the policy value will be further reduced by the partial withdrawal transaction charge and withdrawal charge. No partial withdrawal may reduce the face amount to less than $100,000. The face amount will be decreased in the following order:

o     first, the most recent increase;

o     second, the next most recent increases successively; and

o     last, the initial face amount.

Under Sum Insured Option 2, the policy value will be reduced by the amount of the partial withdrawal, the partial withdrawal transaction charge and the withdrawal charge.

Postponement of Payment--The Company may defer any transfer from the Variable Account or payment of any amount payable on surrender, partial withdrawal, transfer, policy loan, or death of the last insured allocated to the Variable Account during any period when (a) trading on the New York Stock Exchange is restricted as determined by the SEC or such Exchange is closed for other than weekends and holidays, (b) the SEC by order has permitted such suspension, or
(c) an emergency exists, as determined by the SEC, such that disposal of portfolio securities or valuation of assets of the Variable Account is not reasonably practicable.

The Company may defer the portion of any transfer from the General Account or payment of any portion of the amount payable on surrender, partial withdrawal or policy loan allocated to the General Account for not more than six months from the day the written request and the policy, if required, are received by the Company. If such payments are deferred for 30 days or more, the amount deferred will earn interest during the period of deferment at a rate not less than 3 1/2% per year. No payment to pay premiums on policies with the Company will be deferred.


Form 1026-94                           21

============================== Transfers of Value ==============================

If this policy is in force, other than as paid-up insurance, you may transfer amounts between the General Account and the sub-accounts of the Variable Account or among the sub-accounts of the Variable Account by sending the Company a written request. Once during the first 24 months after the date of issue and during the first 24 months after an increase in the face amount, you may transfer, without charge, all or part of the policy value in the Variable Account to the General Account of this policy. If you do so, future payments will be allocated to the General Account unless you specify otherwise. All other transfers are subject to the following rules and will be permitted only with the consent of the Company.

If the Company consents to a transfer, the minimum and maximum amounts that may be transferred shall be determined by the Company according to its then current rules. In addition, the Company reserves the right to limit the number of transfers which may be made in each policy year and to establish other reasonable rules restricting transfers.

If a transfer would reduce the policy value in the sub-account from which the transfer is to be made to less than the then current minimum balance required by the Company for such sub-account, the Company reserves the right to include such remaining value in the amount transferred.

There will be no charge for the first six transfers per policy year. A transfer charge of up to $25 will be imposed on each additional transfer and deducted from the amount that is transferred. Transfers as a result of a policy loan or repayment thereof are not subject to these rules.

================================= Policy Loans =================================

Policy Loans--Loans may be obtained by request to the Company on the sole security of this policy.

Amount Available--The total amount you may borrow is an amount equal to the loan value. Except as otherwise provided in the paid-up insurance option, the maximum loan values are as follows:

o     in the first policy year, 75% of (a) less (b) where:

      (a)   is the policy value reduced by the surrender charge; and

      (b) is the monthly deductions and interest on debt to the end of the policy year.

o in the second policy year and thereafter 90% of the result obtained when the policy value is reduced by the surrender charge.

While this policy is in force, other than as paid-up insurance, you may allocate a policy loan among the General Account and the sub-accounts of the Variable Account. If you do not, the Company will allocate the loan among those accounts in the same proportion that the policy value in the General Account, less debt, and the policy value in each sub-account bear to the total policy value, less debt, on the date the Company receives your request. Policy value in each sub-account of the Variable Account equal to the policy loan allocated to each sub-account will be transferred to the General Account to secure the debt.

Loan Interest--Interest accrues daily and is payable in arrears at the annual rate of 8%. Interest is payable at the end of each policy year or on a prorata basis for such shorter period as the loan may exist. Interest not paid when due will be added to the loan principal and bear interest at the same rate of interest. If the resulting loan principal exceeds the policy value in the General Account, the Company will transfer policy value equal to that excess debt from the policy value in each sub-account of the Variable Account to the General Account as security for the excess debt. The Company will allocate the amount transferred among the sub-accounts in the same proportion that the policy value in each sub-account bears to the total policy value in all sub-accounts.

Repayment of Debt--Loans may be repaid at any time prior to the lapse of this policy. Upon repayment of debt, the portion of the policy value that is in the General Account securing debt will be transferred to the various accounts and increase the policy value in these accounts. You may tell the Company how to allocate repayments to the policy value among the General Account and the sub-accounts of the Variable Account. If you do not, the Company will allocate the loan repayment in accordance with the most recent premium allocation notice. Loan repayments will be allocated to the General Account when this policy is in force as paid-up insurance. Loan repayments allocated to the Variable Account cannot exceed policy value previously transferred from the Variable Account to secure the debt.


Form 1026-94                           22

Policy Loans (Continued from page 22)

Foreclosure--If the debt exceeds the policy value less the surrender charge (or the net cash value if this policy is in force as paid-up insurance), the policy will terminate. A notice of such pending termination will be mailed to the last known address of you and any assignee. If the excess debt is not paid within 62 days after this notice is mailed, the policy will terminate with no value. You may reinstate this policy according to the Reinstatement provision.

============================= Payment of Proceeds ==============================

Payment Options--Upon written request, the surrender value or all or part of the death proceeds may be placed under one or more of the payment options below or any other option offered by the Company. If you make no election, the Company will pay the benefits in a lump sum. A certificate will be provided to the payee describing the payment option selected.

If a payment option is elected, the beneficiary, when filing proof of claim, may pay to the Company any amount that otherwise would be deducted from the proceeds.

The amounts payable under a payment option for each $1,000 of value applied will be the greater of:

      (a) the rate per $1,000 of value applied based on the Company's non-guaranteed current payment option rates for this class of policies; or

      (b)   the rate in this policy for the applicable payment option.

You may choose one of the following payment options. The amounts payable under these options are paid from the General Account. None is based on the investment experience of the Variable Account.

Option A:   Payments for a Specified Number of Years (Table A). The Company will make equal payments for any selected number of years (not greater than 30). Payments may be made annually, semi-annually, quarterly or monthly.

Option B:   Lifetime Monthly Payments (Table B). Payments are based on the payee's age on the date the first payment will be made. One of three variations may be chosen. Depending upon this choice, payments will end:

            (1) upon the death of the payee, with no further payments due (Life Annuity); or

            (2) upon the death of the payee, but not before the sum of the payments made first equals or exceeds the amount applied under this option (Life Annuity with Installment Refund); or

            (3) upon the death of the payee, but not before a selected period (5, 10 or 20 years) has elapsed (Life Annuity with Period Certain).

Option C:   Interest Payments. The Company will pay interest at a rate determined by the Company each year. The rate will not be less than 3 1/2%. Payments may be made annually, semiannually, quarterly or monthly. Payments will end when the amount left with the Company has been withdrawn; however, payments will not continue after the death of the payee. Any unpaid balance plus accrued interest will be paid in a lump sum.

Option D:   Payments for a Specified Amount. Payments will be made until the unpaid balance is exhausted. Interest will be credited to the unpaid balance. The rate of interest will be determined by the Company each year but will not be less than 3 1/2%. Payments may be made annually, semi-annually, quarterly or monthly. The payment level selected must provide for the payment each year of at least 8% of the amount applied.

Option E:   Lifetime Monthly Payments for Two Payees (Table E). One of three variations may be chosen. After the death of one payee, payments will continue to the survivor:

            (1)   in the same amount as the original amount; or

            (2)   in an amount equal to 2/3 of the original amount; or

            (3)   in an amount equal to 1/2 of the original amount.

            Payments are based on the payees ages on the date the first payment is due. Payments will end upon the death of the surviving payee.


Form 1026-94                           23                 (Continued on page 24)

Payment of Proceeds (Continued from page 23)

Selection of Payment Options--The amount applied under any one option for any one payee must be at least $5,000. The periodic payment for any one payee must be at least $50.

Subject to the Owner and Beneficiary provision, you may change any option selection before the proceeds become payable. If you make no selection, the beneficiary may select an option when the proceeds become payable.

If the amount of monthly income payments under Option B(3) for the attained age of the payee is the same for different periods certain, the Company will deem an election to have been made for the longest period certain which could have been elected for such age and amount.

You may give the beneficiary the right to change from Option C or D to any other option at any time. If the payee selects Option C or D when this policy becomes a claim, the right may be reserved to change to any other option. The payee who elects to change options must be a payee under the option selected.

Additional Deposits--An additional deposit may be added to any proceeds when they are applied under Option B or E. A charge not to exceed 3% will be made. The Company may limit the amount of this deposit.

Rights and Limitations--A payee does not have the right to assign any amount payable under any option. A payee does not have the right to commute any amount payable under Option B or E. A payee will have the right to commute any amount payable under Option A only if the right is reserved in the written request selecting the option. If the right to commute is exercised, the commuted values will be computed at the interest rates used to calculate the benefits. The amount left under Option C, and any unpaid balance under Option D, may be withdrawn by the payee only as set forth in the written request selecting the option.

A corporate or fiduciary payee may select only Option A, C or D. Such selection will be subject to the consent of the Company.

Payment Dates--The first payment under any option, except Option C, will be due on the date this policy matures by death or otherwise, unless another date is designated. Payments under Option C begin at the end of the first payment period.

The last payment under any option will be made as stated in the description of that option. Should a payee under Option B or E die prior to the due date of the second monthly payment, however, the amount applied less the first monthly payment will be paid in a lump sum or under any option other than Option E. Such payment will be made to the surviving payee under Option E or the succeeding payee under Option B.

Payment Rates--The Payment Options Tables show payment rates for Options A, B and E. For policy proceeds placed under these options within five years after the date of surrender or the date the proceeds are otherwise payable, the more favorable of the rates contained in this policy or the rates in use by the Company as of the date the proceeds are applied will be the basis for the periodic payments. Payments which commence more than five years after such date or as a result of additional deposits will be based on the rates in use by the Company as of the date the first payment is due.


Form 1026-94                           24

=============================== Payment Options ================================

                                     TABLE A

                     Payments for Specified Number of Years

                           Payments Per $1,000 Applied

                      Based on Interest at 3 1/2% Per Year.

------------------------------------------------
                  SEMI-     QUAR-
YEARS   ANNUAL    ANNUAL    TERLY      MONTHLY
------------------------------------------------
  1    1000.00    504.30    253.23      84.65
  2     508.60    256.49    128.79      43.05
  3     344.86    173.91     87.33      29.19
  4     263.04    132.65     66.61      22.27
  5     213.99    107.92     54.19      18.12

  6     181.32     91.44     45.92      15.35
  7     158.01     79.69     40.01      13.38
  8     140.56     70.88     35.59      11.90
  9     127.00     64.05     32.16      10.75
 10     116.18     58.59     29.42       9.83

 11     107.34     54.13     27.18       9.09
 12      99.98     50.42     25.32       8.46
 13      93.78     47.29     23.75       7.94
 14      88.47     44.62     22.40       7.49
 15      83.89     42.31     21.24       7.10

 16      79.89     40.29     20.23       6.76
 17      76.37     38.51     19.34       6.47
 18      73.25     36.94     18.55       6.20
 19      70.47     35.54     17.85       5.97
 20      67.98     34.28     17.22       5.75

 21      65.74     33.15     16.65       5.56
 22      63.70     32.13     16.13       5.39
 23      61.85     31.19     15.66       5.24
 24      60.17     30.34     15.24       5.09
 25      58.62     29.56     14.85       4.96

 26      57.20     28.85     14.49       4.84
 27      55.90     28.19     14.15       4.73
 28      54.69     27.58     13.85       4.63
 29      53.57     27.02     13.57       4.53
 30      52.53     26.49     13.30       4.45
------------------------------------------------


Form 1026-94                           25

=============================== Payment Options ================================

                                     TABLE B
                      Monthly Payments Per $1,000 Applied
                      Based on Interest at 3 1/2% Per Year

--------------------------------------------------------------
      OPTION B  OPTION B              OPTION B
        (1)         (2)                 (3)

--------------------------------------------------------------
                                Life Annuity With
                          ------------------------------------
                 Instal.
Age      Life     Refund   5 Years     10 Years   20 Years
       Annuity   Annuity   Certain     Certain    Certain
--------------------------------------------------------------
  0-5     3.09      3.09      3.09       3.09       3.09
  6       3.10      3.10      3.10       3.10       3.10
  7       3.11      3.11      3.11       3.11       3.11
  8       3.12      3.11      3.12       3.12       3.12
  9       3.13      3.12      3.13       3.13       3.13
 10       3.14      3.13      3.14       3.14       3.14

 11       3.15      3.14      3.15       3.15       3.15
 12       3.16      3.15      3.16       3.16       3.16
 13       3.17      3.16      3.17       3.17       3.17
 14       3.18      3.17      3.18       3.18       3.18
 15       3.19      3.19      3.19       3.19       3.19

 16       3.21      3.20      3.21       3.20       3.20
 17       3.22      3.21      3.22       3.22       3.21
 18       3.23      3.22      3.23       3.23       3.23
 19       3.25      3.24      3.25       3.24       3.24
 20       3.26      3.25      3.26       3.26       3.25

 21       3.27      3.26      3.27       3.27       3.27
 22       3.29      3.28      3.29       3.29       3.28
 23       3.31      3.29      3.31       3.30       3.30
 24       3.32      3.31      3.32       3.32       3.32
 25       3.34      3.33      3.34       3.34       3.33

 26       3.36      3.35      3.36       3.36       3.35
 27       3.38      3.36      3.38       3.38       3.37
 28       3.40      3.38      3.40       3.40       3.39
 29       3.42      3.40      3.42       3.42       3.41
 30       3.44      3.42      3.44       3.44       3.43

 31       3.46      3.44      3.46       3.46       3.45
 32       3.49      3.47      3.49       3.48       3.47
 33       3.51      3.49      3.51       3.51       3.50
 34       3.54      3.52      3.54       3.54       3.52
 35       3.57      3.54      3.57       3.56       3.55

 36       3.60      3.57      3.59       3.59       3.58
 37       3.63      3.60      3.63       3.62       3.60
 38       3.66      3.62      3.66       3.65       3.63
 39       3.69      3.65      3.69       3.69       3.66
 40       3.73      3.69      3.73       3.72       3.70

 41       3.76      3.72      3.76       3.76       3.73
 42       3.80      3.75      3.80       3.79       3.76
 43       3.84      3.79      3.84       3.83       3.80
 44       3.89      3.83      3.88       3.88       3.84
 45       3.93      3.87      3.93       3.92       3.88

 46       3.98      3.91      3.98       3.97       3.92
 47       4.03      3.95      4.03       4.01       3.96
 48       4.08      4.00      4.08       4.06       4.00
 49       4.14      4.05      4.13       4.11       4.05
 50       4.19      4.10      4.19       4.17       4.10

 51       4.25      4.15      4.25       4.23       4.14
 52       4.32      4.20      4.31       4.29       4.20
 53       4.38      4.26      4.38       4.35       4.25
 54       4.46      4.32      4.45       4.42       4.30
 55       4.53      4.38      4.52       4.49       4.36

 56       4.61      4.45      4.60       4.56       4.42
 57       4.69      4.52      4.68       4.64       4.48
 58       4.78      4.59      4.77       4.72       4.54
 59       4.88      4.67      4.86       4.81       4.60
 60       4.98      4.75      4.96       4.90       4.66

 61       5.09      4.83      5.07       5.00       4.73
 62       5.20      4.92      5.18       5.10       4.79
 63       5.32      5.02      5.30       5.21       4.86
 64       5.46      5.12      5.42       5.33       4.93
 65       5.60      5.22      5.56       5.44       4.99

 66       5.74      5.33      5.70       5.57       5.06
 67       5.90      5.45      5.85       5.70       5.12
 68       6.07      5.57      6.02       5.84       5.18
 69       6.26      5.70      6.19       5.98       5.24
 70       6.45      5.84      6.37       6.13       5.30

 71       6.66      5.98      6.57       6.29       5.35
 72       6.89      6.14      6.78       6.45       5.41
 73       7.13      6.30      7.00       6.62       5.45
 74       7.39      6.47      7.23       6.79       5.49
 75       7.68      6.65      7.48       6.97       5.53

 76       7.98      6.84      7.75       7.14       5.57
 77       8.30      7.04      8.03       7.33       5.60
 78       8.65      7.25      8.32       7.51       5.62
 79       9.02      7.47      8.64       7.69       5.65
 80       9.43      7.71      8.96       7.87       5.67
--------------------------------------------------------------

             Rates for ages 81 and over are
              the same as those for age 80
--------------------------------------------------------------


Form 1026-94                           26

=============================== Payment Options ================================

                                   TABLE E(1)
                       Monthly Payments Per $1,000 Applied
                                Joint & Survivor
                      Based on Interest at 3 1/2% Per Year
                                    OLDER AGE

--------------------------------------------------------------------------------
          50      55       60       65      70       75       80
      --------------------------------------------------------------------------
    50  3.70     3.77     3.82     3.86    3.89     3.91     3.93
Y
O   55           3.92     4.01     4.08    4.14     4.17     4.20
U
N   60                    4.22     4.34    4.43     4.50     4.54
G
E   65                             4.61    4.77     4.90     4.98
R
    70                                     5.16     5.38     5.54
A
G   75                                              5.92     6.23
E
    80                                                       7.00
      --------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                   TABLE E(2)
                  Initial Monthly Payments Per $1,000 Applied
                              Joint & 2/3 Survivor
                      Based on Interest at 3 1/2% Per Year
                                   OLDER AGE

--------------------------------------------------------------------------------
         50      55       60       65      70       75       80
      --------------------------------------------------------------------------
    50  4.03    4.16     4.31     4.47    4.65     4.83     5.02
Y
O   55          4.33     4.50     4.69    4.89     5.10     5.32
U
N   60                   4.72     4.95    5.19     5.44     5.69
G
E   65                            5.25    5.55     5.87     6.18
R
    70                                    5.99     6.39     6.79
A
G   75                                             7.03     7.57
E
    80                                                      8.50
      --------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                   TABLE E(3)
                   Initial Monthly Payments Per $1,000 Applied
                              Joint & 1/2 Survivor
                      Based on Interest at 3 1/2% Per Year
                                   OLDER AGE
--------------------------------------------------------------------------------
         50      55       60       65      70       75       80
      --------------------------------------------------------------------------
    50  4.22    4.39     4.60     4.85    5.14     5.47     5.83
Y
O   55          4.56     4.79     5.06    5.38     5.74     6.13
U
N   60                   5.02     5.32    5.68     6.08     6.52
G
E   65                            5.65    6.05     6.51     7.02
R
    70                                    6.52     7.05     7.65
A
G   75                                             7.75     8.48
E
    80                                                      9.52
      --------------------------------------------------------------------------
--------------------------------------------------------------------------------

        Payment rates for combinations of ages not shown may be obtained from the Company upon request.

       Joint life rates are based on the 1983a Individual Mortality Table using a proportional blend of 50% male and 50% female.


Form 1026-94                           27

Second to Die Flexible Premium Variable Life Insurance Policy. Adjustable Sum Insured. Death Proceeds Payable at Death of Second to Die. Flexible Premiums Payable to the Final Premium Payment Date. Coverage to Final Premium Payment Date and Amount of Policy Value Not Guaranteed. Some Benefits Reflect Investment Results. Paid-Up Insurance Option. Non-Participating.

Form 1026-94

             ALLMERICA FINANCIAL LIFE INSURANCE AND ANNUITY COMPANY

===================== Life Insurance Exchange Option Rider =====================

This rider is a part of the policy to which it is attached if it is listed in the Schedule of Benefits and Premiums. The insureds under the existing policy are the insureds under this rider.

Definitions--"Existing policy" means the policy to which this rider is attached.

"New policy" means each policy issued under this rider insuring the life of one of the insureds.

The exercise of this option is subject to all the provisions and conditions of this rider.

Exchange Option Benefit--While this rider is in force the owner may exchange the existing policy for new policies of life insurance on the lives of both of the insureds. This option may be exercised only if one of the following events occurs:

o A final divorce decree of the insureds' marriage which has been in effect for at least six months, but not more than one year, before an exchange takes place.

o     The Federal Tax Law is changed, resulting in:

      o     the repeal of the unlimited marital deduction provision; or

      o a reduction of at least 50% in the maximum federal estate tax bracket.

This option may be exercised on or within six months after:

o a final divorce decree of the insureds' marriage has been in effect for six months; or

o     the effective date of the Federal Tax Law change as described above.

Exercise of the Option--The owner must provide the following to the Company for each insured:

o     a written application for an eligible policy of life insurance;

o     evidence the exchange option event has occurred;

o     proof the owner has an insurable interest in the insured;

o written consent to exchange by the insured, all assignees and irrevocable beneficiaries, if any, of the existing policy; and

o     payment of any amounts required by this rider.

Exchange Date--The exchange date will be the monthly payment date next following the later of:

      (a) the date the Company receives payment of any amount due for the exchange; and

      (b)   the date the Company approves the issuance of both new policies.

Insurance provided by the existing policy shall terminate at the end of the day preceding the exchange date. Insurance under the new policies will begin on the exchange date. No death benefit will be paid under a new policy if an insured dies on or after the date of the application for the new policy and before the exchange date. Instead, the Company will refund the amount paid on the new policy, if any.

Required Payment or Adjustment--One-half the policy value of the existing policy will be applied as the first premium for each new policy. If the policy value so allocated exceeds the maximum premium allowed under the new policy, the excess will be paid to the owner. If the allocated policy value less debt is less than the amount needed to maintain the new policy in force for three months, the owner will be required to pay the difference to the Company.

New Policy Description--The date of issue of the new policy will be the exchange date. The time periods in the suicide and incontestability provisions will be measured from the date of issue of the existing policy or the last increase in the face amount of the existing policy, if applicable.


Form 1076-89                         (Over)

The new policy will be the flexible premium adjustable life insurance policy offered by the Company on the exchange date. The insurance charges will be based on the rates in use on the date of issue of the new policy for the insured's sex and class of risk on the exchange date.

The face amount of the new policy will be 50% of the face amount of the existing policy.

The Company, at its discretion, may decline to include in the new policy any riders. Charges for riders included in the new policy will be at the rates in use on the exchange date for the insured's sex and class of risk.

Termination--This rider will terminate on the first to occur of:

o     the death of the insured who dies first; or

o     termination of the existing policy during the lifetime of the insureds; or

o     upon written request by the owner; or

o the policy anniversary of the existing policy nearest the older insured's 80th birthday; or

o     exercise of this exchange option.

General--Except as otherwise provided herein, all of the provisions and conditions of the existing policy apply to this rider.

Charges for this rider are payable as a part of the monthly insurance charges due under the existing policy, The monthly charge for this rider is shown on page 5 of the existing policy.

IN WITNESS WHEREOF, the Company has, by its President and Secretary, executed this rider at Worcester, Massachusetts on the date of issue of this rider.


      /s/ [Illegible]                           /s/ Richard M. Reilly
          Secretary                                 President


Form 1076-89

             ALLMERICA FINANCIAL LIFE INSURANCE AND ANNUITY COMPANY

                             Estate Protector Rider
                  Second-To-Die Four Year Level Term Insurance
                         Non-Renewable; Non Convertible

This rider is a part of the policy to which it is attached if it is shown in the schedule of benefits and premiums. The insureds under the policy are the insureds under this rider.

Benefit--The Company will pay a term insurance benefit upon receipt of due proof that both insureds died prior to the term expiry date while this rider is in force. Unless otherwise requested, the term insurance benefit will be paid to the beneficiary entitled to the proceeds under the policy and will be paid in the same manner.

Charges--Charges for this rider are payable as a part of the monthly insurance charge due under the policy. The monthly charge for this rider is shown on page 5.

Incontestability--Except for failure to pay premiums, the term insurance under this rider cannot be contested after the rider has been in force during the lifetime of both insureds for two years from the date of issue.

Suicide Exclusion--The risk of suicide of either insured, while sane or insane, within two years of the date of issue of this rider is not assumed. Instead of the death benefit, the owner will receive the sum of the charges paid for this term insurance, and the rider will cease and become void.

Non-Renewable--The period of term insurance under this rider is not renewable.

Conversion--This rider is not convertible.

Termination--This rider will terminate on the first to occur of:

o     the end of the grace period of a premium in default;

o     the termination or maturity of the policy;

o     the monthly payment date following a request for termination;

o the first monthly payment date following the election of the paid-up insurance rider; or

o     the term expiry date.

General--The schedule of benefits and premiums (page 3 or 3.1 of the policy) will show the date of issue of this rider, the term expiry date and the term insurance benefit.

Except as otherwise provided, all conditions and provisions of the policy apply to this rider.

Signed for the Company by its President and Secretary at Worcester, Massachusetts.


      /s/ [Illegible]                           /s/ Richard M. Reilly
          Secretary                                 President


Form 1079-94

             ALLMERICA FINANCIAL LIFE INSURANCE AND ANNUITY COMPANY

                         GUARANTEED DEATH BENEFIT RIDER

This rider is a part of the policy to which it is attached if it is listed in the specifications page. The rider is issued in consideration of the payment of the amount shown in the specifications page.

While this rider is in effect, the policy will not lapse if the following tests are met:

1. Within 48 months following the date this policy is issued and the effective date of issue of any increase in the face amount, the sum of your payments less any outstanding loans, partial withdrawals and withdrawal charges is greater than the minimum monthly payment multiplied by the number of months which have elapsed since that date; and

2. On each policy anniversary, (a) must exceed (b) where, since the date this policy was issued:

      (a) is the sum of your payments less any partial withdrawals, partial withdrawal charges and outstanding loan which is classified as a preferred loan; and

      (b) is the sum of the minimum guaranteed death benefit payments. The minimum guaranteed death benefit payment amount is shown on the specifications page or on a new specifications page in the event of a policy change. The minimum guaranteed death benefit payment will be prorated in any year in which there is a policy change.

If the policy values is less than the surrender charge on a monthly processing date, the monthly insurance protection charge will be deducted from the policy value. If the policy value is less than the monthly insurance protection charge, the entire policy value will be applied to this charge.

If this rider is in effect on the final payment date, a death benefit will be provided while this rider remains in force. The death benefit will be the face amount as of the final payment date or the policy value as of the date due proof of death is received by the Company, whichever is greater. Monthly insurance protection charges will not be deducted after the final payment date if the policy qualifies for the Guaranteed Death Benefit.

The Guaranteed Death Benefit will end and may not be reinstated on the first to occur of the following:

      1.    Foreclosure of an outstanding loan; or

      2. The date on which the sum of your payments does not meet or exceed the applicable Guaranteed Death Benefit test; or

      3. Any policy change that results in a negative guideline level premium; or

      4. The effective date of a change from the Adjustable Death Benefit Option to the Level Death Benefit Option if such change occurs within 5 policy years of the final payment date; or

      5. A request for a partial withdrawal or preferred loan is made after the final payment date.


Form 1099-97

It is possible that the policy value will not be sufficient to keep the policy in force on the first monthly processing date following the date this rider terminates. The net amount payble to keep the policy in force will never exceed the surrender charge plus three monthly deductions.

IN WITNESS WHEREOF, the Company has, by its President and Secretary, execeuted this rider at Worcester, Massachusetts on the date of issue of this rider.


/s/ Richard M. Reilly                          /s/ [Illegible]
    President                                      Secretary


Form 1099-97

            ALLMERICA FINANCIAL LIFE INSURANCE AND ANNUITY COMPANY

====================== Other Insured Term Insurance Rider ======================

This rider is a part of the policy to which it is attached if it is shown in the specifications pages of the policy. The insured under the policy is the person referred to as the insured under this rider. "Other insured" refers to each person other than the insured who is insured under this rider.

=================================== Benefit ====================================

Benefit--We will provide term insurance on the life of each "other insured" for whom an "other insured" Specification Page is issued. We will pay the term insurance benefit upon receipt of due proof that an "other insured" died prior to his or her term insurance expiry date while this rider is in force. Unless otherwise requested, the term insurance benefit will be paid to you.

An Other Insured Schedule Page shows for each "other insured":

o     the name and age;

o     the adminstrative charge, if any;

o     the term insurance benefit;

o     the effective date of the term insurance; and

o     the term expiry date.

========================== Benefit Change Provisions ===========================

Change Provisions--You may change the amount of term insurance with respect to each "other insured" if such request is made:

o     during the lifetime of the "other insured"; and

o     on written request while this policy is in force.

Increase--To increase the amoount of term insurance, you and the "other insured" must complete the application and provide us with the following:

o     evidence of insurability;

o     the "other insured" must be under age 81; and

o the "other insured" must be approved by us according to our underwriting rules; and

o you must pay us a $50 transaction charge, plus the amount needed to keep the policy in force if the surrender value is less than this amount.

The increased amount of term insurance will become effective on the first monthly processing date on, or following, the date all the conditions are met. A supplemental Other Insured specifications page will be issued. This page will include the following information:

o     the name of the "other insured";

o     the effective date of the increased term insurance;

o     the amount of the increase in the term insurance; and

o     minimum monthly payment, guideline premiums and charges.

No increase may be less than the Company's minimum limit in effect on the date of the request.

Decrease--You may decrease the amount of term insurance on an "other insured" at any time. It will be effective on the monthly processing date after we receive your written reqest. Such term insurance will be decreased or eliminated in the following order:

o     first, the most recent increase;


Form 1088-95                         (Over)

o     second, the next most recent increases successively; and

o     last, the original amount of term insurance.

A supplemental Other Insured Specifications Page issued will include the following information:

o     the name of the "other insured";

o     the effective date of the decrease; and

o     the amount of the decrease and the benefit remaining in force.

Term insurance on an "other insured" may not be reduced to less than our minimum issue limit.

We reserve the right to establish a minimum limit for the amount of any decrease.

================================== Conversion ==================================

Conversion--You may convert the term insurance on the life of an "other insured" if such request is made:

o     prior to the "other insured's" age 71;

o     while the "other insured" is alive; and

o     while this rider is in force.

Evidence of insurability will not be required.

New Policy Description--The new policy will be a flexible premium variable life insurance policy. The new policy will be issued:

o     on the life of an "other insured" only;

o for the same underwriting class which applies to the "other insured" under this rider; and

o at the "other insured's" age and for the insurance protection rates in use on the date of issue of the new policy.

The date of issue of the new policy will be the monthly processing date following the date conversion is requested and the first premium is paid. Term insurance for the "other insured" ends when coverage under the new policy begins.

The net death benefit may not be less than our minimum issue limit. The net death benefit may not exceed the term insurance benefit in effect on the date conversion is requested.

Riders will be available on the new policy subject to evidence of insurability and our consent. The time periods of the suicide and incontestability provisions of the new policy will expire on the same date as such provisions in this rider would have expired. The new policy will be subject to any assignments outstanding against this rider.

=================================== General ====================================

Owner--You are the owner of this rider. However, if you are the insured and at the time of your death there is no contingent owner named, each "other insured" will become the owner of the term insurance on his or her life.

Conversion Following Insured's Death--If the insured dies while the policy and rider are in force, the owner may convert any "other insured" insurance within 90 days after the insured's death.

Conversion is subject to the conversion provisions. Term insurance will continue on the life of each covered "other insured" during the conversion period. This term insurance will begin on the date of the insured's death and will end on the first to occur of:

o     the expiration of the conversion period; or

o     the date of issue of the conversion policy.


Form 1088-95

Our Right to Contest the Rider is Limited--We cannot contest the initial term insurance benefit if this rider has been in force for two years from the date it is issued, and the "other insured" is alive at the end of this two-year period.

If the term insurance benefit is increased or the underwriting class is changed at your request, we cannot contest the increase or change after it has been in force for two years from its effective date and the "other insured" is alive.

Suicide Exclusion--If an "other insured", while sane or insane, commits suicide within two years of the date this rider is issued, we will not pay a death benefit. The beneficiary will receive only the total amount of payments made to us for the term insurance on the life of the "other insured" who committed suicide. If the term insurance benefit is increased at your request, and then an "other insured" commits suicide within two years, while sane or insane, we will not pay the increased amount. Instead the beneficiary will receive the administrative charge and charges paid for this increase, plus any net death benefit otherwise payable.

Misstatement of Age--If the age of an "other insured" is not correctly stated, we will adjust the amount we will pay under this rider. The amount will be the term insurance benefit that would have been purchased by the last monthly payment charge for this rider using the correct age.

Charges--Charges for this rider are paid as a part of the monthly insurance protection charge due under the policy.

The maximum charges for each "other insured" are shown in each "Other Insured's" Specification Page or pages. There may be no more than five "other insureds" under this rider.

Termination--This rider will terminate on the first to occur of:

o     the end of the grace period of a premium in default; or

o     the termination or maturity of the policy; or

o     the monthly processing date following a request for termination.

Term insurance for each "other insured" will terminate on that "other insured's" term expiry date.

General--The specifications pages (page 3 or 3.1 of the policy) will show the date of issue of this rider.

Except as otherwise provided, all conditions and provisions of the policy apply to this rider.

                    Signed for the Company at Dover, Delaware


    /s/ [Illegible]                       /s/ Richard M. Reilly
        Secretary                             President


Form 1088-95

             ALLMERICA FINANCIAL LIFE INSURANCE AND ANNUITY COMPANY

================ OPTION TO ACCELERATE DEATH BENEFITS ENDORSEMENT ===============

This rider is a part of the policy to which it is attached. The insured under this rider is the insured under the policy. This rider does not apply to any benefits provided by rider.

Benefit--While this rider is in force, you may elect to receive a portion of the net death benefit, called the "living benefit," prior to the insured's death under either the terminal illness option or the nursing home option, subject to the definitions, conditions and limitations in this endorsement. This option may only be exercised once.

Definitions--"Option amount" means that portion of the death benefit which you elect to apply under this option. The option amount must be at least $25,000 and may not exceed the lesser of:

o     one-half of the death benefit on the date the option is elected; or

o the amount that would reduce the face amount to our minimum issue limit for this policy; or

o     $250,000.

"Option percentage" is the option amount divided by the death benefit.

"Living benefit" is the option amount which has been reduced for interest and other factors. It is equal to the lump sum benefit under this rider, and is the amount used to determine the monthly benefit. The living benefit will not be less than the surrender value of the policy multiplied by the option percentage. The following factors will be used to calculate the living benefit:

o     age;

o     sex, unless the policy is issued on a unisex basis;

o     life expectancy;

o     policy value;

o     outstanding loan;

o rate of interest currently being credited to the Fixed Account including those values which are subject to outstanding loan;

o     face amount;

o     death benefit option;

o     current insurance protection charges;

o     administrative charges; and

o     an expense charge of $150.

An amount equal to the outstanding loan multiplied by the option percentage will be deducted from the living benefit. The remaining outstanding loan will continue in force.

The assumptions we use to calculate the living benefit may change from time to time. The factors used to compute the living benefit will be set and changed only prospectively; that is, based on changes in future expectations. We will not change these factors to recoup any prior losses or distribute past gains under the rider.

"Eligible nursing home" means an institution or special nursing unit of a hospital which meets at least one of the following requirements:

1.    it is Medicare - approved as a provider of skilled nursing care services;
      or

2. it is licensed as a skilled nursing home or as an intermediate care facility by the state in which it is located;

3.    it meets all the requirements listed below:

      o it is licensed as a nursing home by the state in which it is located;

      o its main function is to provide skilled, intermediate or custodial nursing care;

      o it is engaged in providing continuous room and board accommodations to 3 or more persons;

      o it is under the supervision of a registered nurse (RN) or licensed practical nurse (LPN);

      o     it maintains a daily medical record of each patient; and

      o     it maintains control and records for all medications dispensed.

Institutions which primarily provide residential facilities are not eligible nursing homes.

"Proof of claim satisfactory to us" shall include:

o a request signed by the insured to disclose all facts concerning the insured's health;


Form 1089-95                            1

o     records of the attending physician, including a prognosis of the insured;
      and

o if we request, a medical examination of the insured at our expense conducted by a physician we choose.

Conditions--Upon written request you may elect to receive payment under one of the accelerated death benefit options subject to the following conditions:

o     the policy is in force;

o a written consent has been given by any collateral assignee, irrevocable beneficiary and the insured if you are not the insured; and

o     the insured qualifies for the option you elect.

Terminal Illness Option--If you provide proof of claim satisfactory to us that the insured's life expectancy is 12 months or less, you may elect to receive equal monthly payments for 12 months. For each $1,000 of living benefit, each payment will be at least $85.21. This assumes an annual interest rate of 5%.

If the insured dies before all the payments have been made, we will pay the beneficiary in one sum the present value of the remaining payments due under this rider calculated at the interest rate we use to determine those payments.

If you do not wish to receive monthly payments, you may elect to receive an amount equal to the living benefit in a lump sum.

Nursing Home Option--If (1) the insured is confined to an eligible nursing home and has been confined there continuously for the preceding six months; and (2) you provide proof of claim satisfactory to the us that the insured is expected to remain in the nursing home until death, you may elect level monthly payments for the number of years shown in the table that follows. For each $1,000 of living benefit, each payment will be at least the minimum amount shown in that table. The table assumes an annual interest rate of 5%.

If the insured dies before all the payments have been made, we will pay the beneficiary in one sum the present value of the remaining payments due under this rider calculated at the interest rate we use to determine those payments.

You may elect a longer payment period than that shown in the table. If you do, monthly payments will be reduced so that the present value of the monthly payments for the longer payment period is equal to the present value of the payments for the period shown in the table, calculated at an interest rate of at least 5%.

              MINIMUM MONTHLY
PAYMENT        PAYMENT FOR
PERIOD          EACH $1,000
IN YEARS     OF LIVING BENEFIT
     1             $85.21
     2             $43.64
     3             $29.80
     4             $22.89
     5             $18.74
     6             $15.99
     7             $14.02
     8             $12.56
     9             $11.42
    10             $10.51
    11             $ 9.77
    12             $ 9.16
    13             $ 8.64
    14             $ 8.20
    15             $ 7.82
    16             $ 7.49
    17             $ 7.20
    18             $ 6.94
    19             $ 6.71
    20             $ 6.51
    21             $ 6.33
    22             $ 6.17
    23             $ 6.02
    24             $ 5.88
    25             $ 5.76
    26             $ 5.65
    27             $ 5.54
    28             $ 5.45
    29             $ 5.36
    30             $ 5.28

We reserve the right to set a maximum monthly benefit, which will not be less than $5,000.

If you do not wish to receive monthly payments, you may elect to receive a single sum equal to the living benefit.


Form 1089-95                           2                   (Continued on page 3)

Effect on Policy--The policy's death benefit will be decreased by the option amount. Such decrease will be effective on the monthly payment processing date following the date of the written request. Existing insurance will be decreased or eliminated in the following order:

o     first, the most recent increase;

o     second, the next most recent increases successively; and

o     last, the initial face amount.

A surrender charge applicable to the decrease in the face amount will be waived. The amount of the charge which is waived will be:

o the surrender charge applicable to any increased face amount which is eliminated in the order set forth above; plus

o a pro rata share of the surrender charge applicable to a partial reduction in an increase or in the original face amount.

New specification pages will be issued. These pages will include the following information:

o     the effective date of the decrease;

o     the amount of the decrease and the benefit remaining in force;

o     the revised surrender charge;

o     the revised minimum monthly factor, if any; and

o     the new guideline premiums.

The policy value will be reduced in the same proportion as the reduction in the death benefit. Riders will continue in force.

First to Die Policy--The following provisions apply if this rider is attached to a First to Die Flexible Premium Adjustable Life Insurance Policy: The "insured" shall mean the first insured to qualify for benefits under this rider. No additional living benefits will be provided if other insureds qualify prior to the death of the first insured to die. If the first to die under the policy is not the first insured to qualify under this rider. The net death benefit as adjusted by this rider will be paid to the beneficiary of the policy and payment of the living benefit will continue as provided in this rider.

Exclusion--No benefit will be paid under this rider if a claim results, directly or indirectly, from a suicide attempt or a self-inflicted injury (while sane or insane) for any period during which a suicide exclusion is applicable.

Termination--This endorsement will terminate on the first to occur of:

o     the end of the grace period of a premium in default; or

o     the termination or maturity of the policy while the insured is alive; or

o     at any time on your written request.

General--The specification pages (page 3 or 3.1 of the policy) will show the date of issue of this rider.

The living benefit will be made available to you on a voluntary basis only.
Accordingly:

(a) If you are required by law to exercise this option to satisfy the claim of creditors, whether in bankruptcy or otherwise, you are not eligible for this benefit.

(b) If you are required by a government agency to exercise this option in order to apply for, obtain, or retain a government benefit or entitlement, you are not eligible for this benefit.

Except as otherwise provided, all conditions and provisions of the policy apply to this endorsement.

                    Signed for the Company at Dover, Delaware


    /s/ [Illegible]                       /s/ Richard M. Reilly
        Secretary                             President


Form 1089-95                           3

             ALLMERICA FINANCIAL LIFE INSURANCE AND ANNUITY COMPANY

============================ Waiver Of Payment Rider ===========================

This rider is a part of the policy to which it is attached if it is shown in the specification pages of the policy. The insured under the policy is the insured under this rider.

Benefit--While the insured is totally disabled, we will add to the policy value the waiver of payment benefit. This benefit is the larger of:

o     the amount shown in the specifications page; or

o the minimum monthly payment for the face amount covered by this rider during a period when the minimum monthly payment applies; or

o the monthly insurance protection charges applicable to the face amounts and other riders covered by this rider.

The waiver of payment benefit is subject to:

o     our receipt of due proof of such total disability; and

o     evidence the total disability:

      o     began while this rider was in force; and

      o     began before the policy anniversary nearest age 65; and

      o     has continued for at least 4 months; and

o     the other terms and conditions of this rider.

The benefit will begin with the policy month following the date total disability begins or the policy anniversary nearest age 5, if later. The benefit will not be provided for any period more than one year prior to the date we receive written notice of claim. We will credit the policy value with any benefit which applies to the time during which benefits are payable.

Each monthly benefit will be allocated in accordance with the payment allocation in effect on the date each benefit is credited to the policy value.

If the insured's total disability occurs before the policy anniversary nearest age 60, the benefit will end when total disability ends. If the total disability occurs on or after the policy anniversary nearest age 60, the benefit will continue during such total disability but not beyond the policy anniversary nearest age 65 or two years, whichever is longer. Benefits will cease on the next monthly processing date following the end of a period of total disability.

Definitions of Total Disability--Total disability means the insured is unable to engage in an occupation as a result of disease or bodily injury. "Occupation" means attendance at school if the insured is not old enough to legally end his or her formal education. Otherwise "occupation" means:

o during the first 60 months of disability, the occupation of the insured when such disability began; and

o thereafter, any occupation for which the insured is or becomes reasonably fitted by training, education or experience.

Total loss of the following as a result of disease or bodily injury shall be deemed total disability:

o     speech;

o     hearing in both ears; or

o     the sight of both eyes; or

o     the use of both hands; or

o     the use of both feet; or

o     the use of one hand and one foot.

Risks Not Covered--No benefit will be provided if total disability results, directly or indirectly, from:

o an act of war, whether such war is declared or undeclared, and the insured is a member of the armed forces of a country or combination of countries; or

o any bodily injury occurring or disease first manifesting itself prior to the date of issue of this rider. However, no claim for total disability commencing after two years from the date of issue will be denied on the ground that the disease or impairment not excluded from coverage by name or specific description existed prior to the date of issue of this rider.


Form 1086-94                         (over)

Notice and Proof of Claim--Written notice of claim must be sent to our Principal
Office:

o     during the lifetime of the insured; and

o     while the insured is totally disabled; and

o     not later than 12 months after this rider terminates.

Proof of claim must be sent to our Principal Office within 6 months of the notice of claim. Failure to give notice and proof within the time required will not void or reduce any claim if it can be shown that notice and proof were given as soon as was reasonably possible.

Proof of continued total disability must be furnished at our request. Failure to do so will end the benefit. Such proof will include an authorization to disclose facts concerning the insured's health, and may include medical exams of the insured conducted by physicians chosen by us. Such medical exams will be at our expense. After total disability has continued for 24 months, proof will not be required more than once a year, nor after the policy anniversary nearest age 65.

Benefit Changes--The benefit may be changed on written request. Any increase is subject to:

o     evidence of insurability;

o the insured must be under age 60 and insurable according to our underwriting rules; and

o payment to us of the amount needed to keep the policy in force if the surrender value is less than all charges due on the policy.

No increases, when added to the existing benefit, shall exceed the following limits:

---------------------------------------------------
             Maximum Benefit Table
---------------------------------------------------
                       Monthly Benefit
         Attained        Per $1,000
           Age           Face Amount
---------------------------------------------------
           0-19            $1.00
          20-29             1.25
          30-39             2.00
          40-49             3.00
          50-54             4.00
      55 and above          5.50
---------------------------------------------------

The waiver of premium benefit will be reduced if it exceeds the maximum benefit after the face amount of the policy is reduced. The monthly benefit may not exceed the amount shown in the Maximum Benefit Table.

The effective date of the changed benefit will be the first monthly processing date on or after the date all conditions are met. The changed benefit will be shown in a supplementary specifications page. The charges for an increased benefit will be shown in a Supplemental Insurance Protection Charge Table if the insured's underwriting class changes.

Incontestability--Except for failure to pay the monthly insurance protection charges, this rider cannot be contested after the end of the following time periods:

o the initial benefit cannot be contested after the rider has been in force during the insured's lifetime and without the occurrence of the total disability of the insured for two years from the date of issue; and

o an increase in the benefit cannot be contested after the increased benefit has been in force during the insured's lifetime and without the occurrence of the total disability of the insured for two years from its effective date.

Termination--This rider will terminate on the first to occur of:

o     the end of the grace period of a premium in default; or

o     the termination or maturity of the policy; or

o the day before the policy anniversary nearest age 65, except as provided in the Benefit provision; or

o     the end of the policy month following a request for termination.

Rider Charge--Charges for this rider are paid as a part of the monthly insurance protection charges due under the policy.

The monthly charge is the waiver charge shown in the Insurance Protection Charge Table multiplied by the greater of:

o the monthly insurance protection charges applicable to the face amount and other riders covered by this rider; or

o     one-half of the waiver of payment benefit shown in specifications page.


Form 1086-94

General--The specifications page (page 3 of the policy) will show the date of issue of this rider.

When an increase in face amount or an additional rider is applied for, waiver of payment coverage must also be requested. We reserve the right to decline issuance of the waiver of payment coverage for the increased face amount or additional rider benefit.

If total disability begins during the grace period of a past due premium, such a premium will be payable.

The waiver of payment benefit will not reduce any amount payable under the policy.

Except as otherwise provided, all conditions and provisions of the policy apply to this rider.

                   Signed for the Company at Dover, Delaware.


    /s/ [Illegible]                       /s/ Richard M. Reilly
        Secretary                             President


Form 1086-94

             ALLMERICA FINANCIAL LIFE INSURANCE AND ANNUITY COMPANY

========================= Guaranteed Insurability Rider ========================

This rider is a part of the policy to which it is attached if it is shown in the specifications pages of the policy. The insured under the policy is the insured under this rider.

Benefit--On each option date you may increase the face amount of insurance without evidence of insurability if written request is made:

o     during the lifetime of the insured;
o     while this rider and policy are in force; and
o     subject to the terms of this rider.

Option Dates--The first option date for this rider is shown in the specifications pages of the policy. Option dates will then occur on every second anniversary of the first option date until the policy anniversary nearest age 40 or until the fifth option date, whichever is later.

Exercise of Increase Option--Options may be exercised on the life of the insured not earlier than 60 days prior to, nor later than 31 days after an option date. The specifications page of the policy shows the "option amount" and the "total option amount". The total option amount is the maximum aggregate face amount of insurance which may be purchased through this rider. Each time the option to increase the face amount of insurance is exercised, the total option amount is reduced by the amount of the insurance purchased. The face amount which may be purchased at one time may not exceed the option amount or the total amount remaining, if less. The increased face amount may not be less than $10,000.

The insurance protection charges for the increased face amount will be calculated in the same manner as these charges for other increases in the face amount. The guaranteed insurance protection charges will not exceed the guaranteed charges in effect on the date of issue of this rider.

Supplemental specifications pages will be issued. They will include the following information:

o     the effective date of the increased face amount;
o     the amount of the increase; and
o     the surrender charge.

The supplemental specifications pages will also show a new minimum monthly payment and new guideline premiums which will apply to the entire policy. There is no administrative charge for the exercise of this option.

If the surrender value on the date of issue of an increase is less than the insurance protection charges due on the policy you must pay the grace period premium to us.

The effective date of the increased face amount will be the monthly processing date following the date of the written request. If the insured dies after the date of the written request and before the increased face amount takes effect, we will refund any premium paid to exercise this option.

The time periods in the suicide and incontestable clauses for the increased face amount will be measured from the date of issue of this rider.

Waiver of Payments--If this policy contains a waiver of payment rider on the effective date of the increased face amount, the waiver of payment benefit may be increased without evidence of insurability. If waiver of payment benefits are being paid on the increase date, the increased benefit will become payable on the increase date.

If on the effective date of an increase the waiver or payment benefit is designated in the specification pages as the monthly insurance protection charges, this benefit will be increased by the insurance protection charges for the increased face amount.

If the waiver of payment benefit on an increase date is shown in the specification page as dollar amount, this benefit will be increased by the smaller of:

o the waiver of payment benefit on the option date minus 1/12 of the sum of the payments made by you over the last 12 policy months.
o     the amount shown in the waiver of payment benefit table.

---------------------------------------------------
     Waiver of Premium Benefit Table
---------------------------------------------------
                    Monthly Benefit
     Attained     Increase Per $1,000
       Ages      Face Amount Increased:*
---------------------------------------------------
       18-19             $ .50
       20-29               .63
       30-39              1.00
       40-49              1.50
       50-54              2.00
       55-59              2.75
---------------------------------------------------
* In no event may the waiver of payment
benefit be increased to exceed the
monthly equivalent of the periodic payment.
---------------------------------------------------


Form 1087-95                         (Over)

Incontestability--Except for failure to pay the monthly insurance protection charge, this rider cannot be contested after it has been in force for two years from its date of issue and the insured is alive.

Termination--This rider will terminate on the first to occur of:

o     the end of the grace period of a premium in default; or

o     the end of the policy month following a request for termination; or

o     the last option date; or

o the date of issue of an increase which, when added to the sum of all prior increases under this rider, reduces the total option amount remaining to less than $10,000.

General--The specification pages (page 3 or 3.1 of the policy) will show for this rider:

o     the date of issue;

o     the first option date;

o     the option amount; and

o     the total option amount.

Except as otherwise provided, any additional benefits or riders will not be added or increased without the our prior consent.

Reinstatement of this rider will not revive any option date which occurred during the period of lapse.

Charges for this rider are payable as a part of the monthly insurance protection charges due under this policy, The monthly insurance protection charge for this rider is shown on page 5 or 5.1 of the policy.

Except as otherwise provided, all conditions and provisions of the policy apply to this rider.

                   Signed for the Company at Dover, Delaware.


    /s/ [Illegible]                       /s/ Richard M. Reilly
        Secretary                             President


Form 1087-95

            ALLMERICA FINANCIAL LIFE INSURANCE AND ANNUITY COMPANY

===================== Life Insurance Exchange Option Rider =====================

This rider is a part of the policy to which it is attached if it is listed in the specifications pages of the policy. The consideration for this rider is the premium shown in the specification pages. The insured under this policy is the insured under this rider. The successor insured will be the person named in the application when the exchange option is exercised.

Exchange Option Benefit--While this rider is in force, you may exchange the existing policy for a new policy of life insurance on the life of the successor insured subject to the provisions and conditions of this rider.

Definitions--"Existing policy" means the policy to which this rider is attached insuring the life of the insured.

"New policy" means the policy insuring the life of the successor insured.

Exercise of the Option--To exercise the exchange option you and the successor insured must complete the application and provide us with the following:

o     evidence of insurability;

o     the successor insured must be under age 76;

o the successor insured must be approved by us according to our underwriting rules;

o     proof you have an insurable interest in the successor insured;

o written consent of the exchange by all assignees and irrevocable beneficiaries, if any, of this policy;

o     payment of the amount required, if any, by this rider, and

o     surrender of the existing policy.

If the successor insured is not approved, we will return to you any amounts paid and the existing policy and this rider will remain in force.

Exchange Date--The exchange date will be the monthly processing date following the later of:

(a)   the date we receive your payment of any amount due for the exchange; and

(b)   the date we approve the successor insured for the new policy.

Insurance provided by the existing policy shall terminate at the end of the day preceding the exchange date. Insurance on the life of the successor insured will begin on the exchange date. No death benefit will be paid if the successor insured dies on or after the date of the application for the new policy and before the exchange date. Instead, we will refund the amount paid on the new policy.

Required Payment or Adjustment--If the exchange date is within one year of the date of issue of the existing policy or any increase in the face amount, a premium adjustment may be made. If the minimum monthly payment for the new policy exceeds the minimum monthly payment for the existing policy, you must pay the excess.

You must also pay the insurance protection charges for two months if the surrender value is not large enough to pay such charges on the exchange date for the successor insured.

After the first anniversary, the surrender value of the new policy on its date of issue may not exceed the surrender value of this policy on the date of exchange.

Any outstanding debt under the existing policy will be transferred to the new policy; however, if the outstanding debt is greater than the loan value of the new policy, the excess must be repaid to the Company before the exchange date.

New Policy Description--The date of issue of the new policy will be the later of the date of issue of the existing policy and the policy anniversary following the successor insured's date of birth. The time periods in the suicide and incontestability provisions will be measured from the exchange date.


Form 1090-95                         (Over)

The new policy will be a flexible premium adjustable life insurance policy. The insurance protection charges will be based on the rates in use on the date of issue of the new policy for the successor insured's underwriting class on the exchange date.

The face amount of the new policy may not be less than the our published minimum issue limits nor greater than the face amount of the existing policy.

We may decline to include in the new policy any riders. Charges for riders included in the new policy will be at the rates in use on the exchange date for the successor insured's underwriting class.

Termination--This rider will terminate on the first to occur of:

o the expiration of the grace period of any premium in default under the existing policy, or

o     termination or maturity of this policy, or

o     upon written your request, or

o the date before the policy anniversary nearest the insured's 70th birthday, or

o     exercise of this exchange option.

General--Except as otherwise provided, all of the provisions and conditions of the existing policy apply to this rider.

IN WITNESS WHEREOF, we have, by our President and Secretary, executed this rider at Worcester, Massachusetts, on the date of issue of this rider.


    /s/ [Illegible]                       /s/ Richard M. Reilly
        Secretary                             President


Form 1090-95